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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CLEAN ENERGY FUELS CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Not applicable
	(2)	Aggregate number of securities to which transaction applies: Not applicable
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        Not applicable

	(4)	Proposed maximum aggregate value of transaction: [ ]
	(5)	Total fee paid: [ ]
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CLEAN ENERGY FUELS CORP.
3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740

April 15, 2008

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Clean Energy Fuels Corp. to be held at The Island Hotel in Newport Beach, California, on Wednesday, May 28, 2008, at 1:00 p.m. (Pacific time).

        The attached notice of annual meeting and proxy statement include the agenda for the stockholders' meeting, explain the matters that we will discuss at the meeting and provide general information about our company.

        Your vote is very important. If you are a stockholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone, or electronically over the Internet, by following the instructions included in the proxy statement and with your proxy card. We have provided a postage-paid envelope for your convenience. If you plan to attend the annual meeting and prefer to vote in person, you may still do so even if you have already given your proxy. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. (formerly ADP Investor Communication Services) that allows you to vote by telephone or the Internet. If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

        Thank you for supporting our company and we look forward to seeing you at the annual meeting.

Sincerely,
MITCHELL W. PRATT Corporate Secretary

CLEAN ENERGY FUELS CORP.
3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 15, 2008

        The annual meeting of stockholders of Clean Energy Fuels Corp. will be held at The Island Hotel in Newport Beach, California, on Wednesday, May 28, 2008, at 1:00 p.m. (Pacific time) for the following purposes:

  1.
  To elect seven directors;

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

  3.
  To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

        The foregoing items of business are more fully described in the proxy statement.

        The board of directors has fixed the close of business on April 1, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our offices.

By order of the board of directors,
Dated: April 15, 2008	MITCHELL W. PRATT Corporate Secretary

        All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the meeting. A postage-paid return envelope is enclosed for your convenience. Stockholders with shares registered directly with our transfer agent, Computershare Trust Company, N.A., may choose to vote those shares via the Internet at www.investorvote.com/CLNE, or they may vote telephonically, within the U.S. and Canada, by calling 1-800-652-VOTE (8683). Stockholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or to vote telephonically if their broker, bank or other nominee participates in the proxy voting program provided by Broadridge Financial Solutions, Inc. (formerly ADP Investor Communication Services). See "Voting Shares Registered in the Name of a Broker, Bank, or Other Nominee" in the proxy statement for further details on the Broadridge program. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, then you must obtain from the record holder a proxy issued in your name.

CLEAN ENERGY FUELS CORP.
3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740

2008 PROXY STATEMENT

General Information

        The board of directors of Clean Energy Fuels Corp., a Delaware corporation, is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2008 annual meeting of stockholders. The meeting will be held at The Island Hotel in Newport Beach, California, on Wednesday, May 28, 2008, at 1:00 p.m. (Pacific time) or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement summarizes the information that you will need to know to vote in an informed manner.

Voting Rights and Outstanding Shares

        We will begin mailing this proxy statement and the accompanying proxy card on or about April 30, 2008 to all stockholders of record that are entitled to vote. Only stockholders that owned our common stock at the close of business on April 1, 2008, the record date, are entitled to vote at the annual meeting. On the record date, 44,293,207 shares of our common stock were outstanding.

        Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the meeting. The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the annual meeting if holders of a majority of the shares of our common stock are present in person or represented by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the meeting.

        Directors will be elected by a plurality of votes cast by shares present or represented by proxy at the meeting. Abstentions will have no impact on the election of directors. The proposal to ratify the appointment of our independent registered public accounting firm must be approved by a majority of votes actually cast. Abstentions and broker non-votes are not counted as votes for or against this proposal, but the number of votes cast in favor of the proposal must be at least a majority of the required quorum.

Voting Shares Registered in Your Name

        If you are a stockholder of record, you may vote in one of four ways:

  •
  Attend the 2008 annual meeting and vote in person;

  •
  Complete, sign, date and return the enclosed proxy card;

  •
  Vote by telephone following the instructions included with your proxy card and outlined below; or

  •
  Vote by Internet following the instructions included with your proxy card and outlined below.

        If you are a stockholder of record, then you may go to www.investorvote.com/CLNE to vote your shares over the Internet. The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired. If you are using a touch-tone telephone and are calling from the United States or Canada, then you may vote your shares by calling 1-800-652-VOTE (8683) and following the recorded instructions.

        Votes submitted by telephone or via the Internet must be received by 1:00 a.m. (Pacific time) on Wednesday, May 28, 2008. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Voting Shares Registered in the Name of a Broker, Bank or Other Nominee

        Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other nominee, rather than our proxy card.

        A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. (formerly ADP Investor Communication Services) that allows stockholders to grant their proxy to vote shares by means of the telephone or Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or over the Internet at Broadridge's web site at http://www.proxyvote.com.

        If you wish to vote in person at the annual meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Tabulation of Votes

        A representative from our transfer agent, Computershare Trust Company, N.A., will tabulate the votes. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the meeting or any adjournment or postponement of the meeting (or in the case of proxies submitted by telephone or via the Internet, by the deadline specified above). If no instruction is given, then the proxy will be voted "for" the nominees for director and "for" the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. In addition, the individuals that we have designated as proxies for the meeting will have discretionary authority to vote for or against any other stockholder matter presented at the meeting.

Revocability of Proxies

        As a stockholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

  •
  You may notify our Corporate Secretary in writing that you wish to revoke your proxy before it is voted at the annual meeting; or

  •
  You may vote in person at the annual meeting.

Solicitation

        This solicitation is made by our board of directors, and we will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents. No additional compensation will be paid to these individuals for these services.

Stockholder Proposals for 2009

        Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2009 annual meeting must be received by us not later than December 16, 2008, in order to be considered for inclusion in our proxy materials for that meeting.

        Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    Our bylaws provide that, for stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice of the proposal or nomination in writing to our Corporate Secretary. To be timely for the 2009 annual meeting, a stockholder's notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between January 15, 2009 and February 14, 2009. A stockholder's notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our bylaws.

Separate Copy of Annual Report or Proxy Materials

        If you share an address with another stockholder, each stockholder may not receive a separate copy of our annual report and proxy materials. Stockholders who do not receive a separate copy of our annual report and proxy materials, and who want to receive a separate copy, may request to receive a separate copy of our annual report and proxy materials by writing to Investor Relations at Clean Energy Fuels Corp., 3020 Old Ranch Parkway, Suite 200, Seal Beach, CA 90740 or by calling 562-493-7215. We undertake to deliver promptly a copy of the annual report or proxy materials, as applicable, upon the receipt of such request. Stockholders who share an address and receive multiple copies of our annual report and proxy materials may also request to receive a single copy following the instructions above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 1, 2008, by:

  •
  each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock,

  •
  each of our named executive officers and current directors, and

  •
  all of our current executive officers and directors as a group.

        The address of each beneficial owner listed in the table is c/o Clean Energy Fuels Corp., 3020 Old Ranch Parkway, Suite 200, Seal Beach, CA 90740.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        Applicable percentage ownership is based on 44,293,207 shares of common stock outstanding on April 1, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 1, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner
	Number	%
5% or Greater Stockholders:
Madeleine Pickens(1)	35,936,184	60.6%
Directors and Named Executive Officers:
Boone Pickens(2)	35,936,184	60.6%
Andrew J. Littlefair(3)	1,731,419	3.8%
James N. Harger(4)	842,911	1.9%
Richard R. Wheeler(5)	536,667	1.2%
Mitchell W. Pratt(6)	429,130	*
Barclay F. Corbus	—	*
John S. Herrington(7)	247,258	*
Warren I. Mitchell(8)	267,564	*
Kenneth M. Socha	75,610	*
James C. Miller III(9)	20,100	*
Vincent C. Taormina(10)	—	*
All current officers and directors as a group (11 persons)(11)	40,086,842	70.0%

*
Represents less than 1%.

(1)
Madeleine Pickens is the wife of Boone Pickens. Beneficial ownership includes 32,936,184 shares beneficially owned by Boone Pickens. Ms. Pickens disclaims beneficial ownership over these shares.

(2)
Beneficial ownership includes: (a) 3,000,000 shares held by Madeleine Pickens, his wife; (b) 1,000,000 shares held by Boone Pickens Interests Ltd. over which Mr. Pickens possesses voting and investment control; (c) 396,464 shares held by BP Capital Energy Equity Fund, L.P., BP Capital Energy Equity International Holdings I, L.P., and BP Capital Energy Equity Fund

  Master II, L.P. (collectively, the "BP Capital Funds"), as to which Mr. Pickens has sole voting and dispositive power; and (d) 15,000,000 shares subject to a warrant exercisable within 60 days of April 1, 2008. Mr. Pickens disclaims beneficial ownership over (a) the 396,464 shares held by the BP Capital Funds, except to the extent of any indirect pecuniary interest therein, and (b) the 3,000,000 shares held by Madeleine Pickens.

(3)
Beneficial ownership includes 910,000 shares subject to options exercisable within 60 days of April 1, 2008.

(4)
Beneficial ownership includes 508,333 shares subject to options exercisable within 60 days of April 1, 2008.

(5)
Beneficial ownership includes 536,667 shares subject to options exercisable within 60 days of April 1, 2008.

(6)
Beneficial ownership includes 385,000 shares subject to options exercisable within 60 days of April 1, 2008.

(7)
Beneficial ownership includes (i) 200,591 shares held by the J&L Herrington 2002 Family Trust, over which Mr. Herrington possesses voting and investment control, and (ii) 46,667 shares subject to options exercisable within 60 days of April 1, 2008.

(8)
Beneficial ownership includes 186,667 shares subject to options exercisable within 60 days of April 1, 2008.

(9)
Beneficial ownership includes 20,000 shares subject to options exercisable within 60 days of April 1, 2008.

(10)
Mr. Taormina was appointed to our board of directors in April 2008.

(11)
Beneficial ownership includes 17,593,334 shares subject to options and warrants exercisable within 60 days of April 1, 2008.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our board of directors, acting pursuant to our bylaws, has determined that the number of directors constituting the full board of directors shall be seven at the present time. The board of directors has, upon recommendation of our nominating and governance committee, nominated Andrew J. Littlefair, Warren I. Mitchell, John S. Herrington, James C. Miller III, Boone Pickens, Kenneth M. Socha and Vincent C. Taormina for reelection as members of the board of directors.

        Each of the nominees is currently a director of our company. Each newly-elected director will serve a one-year term until the next annual meeting of stockholders or until his successor is duly qualified and elected. During the course of a term, the board of directors may appoint a new director to fill any vacant spot, including a vacancy caused by an increase in the size of the board of directors. The new director will complete the term of the director he or she replaced. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. However, if any nominee cannot serve, then your proxy will be voted for another nominee proposed by the board of directors, or if no nominee is proposed by the board of directors, a vacancy will occur.

        We, as a matter of policy, encourage our directors to attend meetings of stockholders. There are no family relationships between any nominees or executive officers of our company, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

Nominees for Director

        You are being asked to vote on the seven director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these seven nominees. All of our nominees for director are current members of our board of directors. The names of the director nominees, their ages as of January 31, 2008 and other information about them are shown below.

Name of Director Nominee	Age	Position
Andrew J. Littlefair	47	President, Chief Executive Officer and Director
Warren I. Mitchell	70	Chairman of the Board
John S. Herrington	68	Director
James C. Miller III	65	Director
Boone Pickens	79	Director
Kenneth M. Socha	61	Director
Vincent C. Taormina	52	Director

        Andrew J. Littlefair, one of our founders, has served as our President, Chief Executive Officer and a director since June 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp. From 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company of which Boone Pickens was Chief Executive Officer. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. Mr. Littlefair is currently Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles. Mr. Littlefair earned a B.A. from the University of Southern California. Mr. Littlefair serves on the board of directors of Westport Innovations Inc., a Canadian company publicly traded on the Toronto Stock Exchange.

        Warren I. Mitchell has served as our Chairman of the Board and a director since May 2005. For over 40 years until his retirement in 2000, Mr. Mitchell worked in various positions at Southern California Gas Company, including as President beginning in 1990 and Chairman beginning in 1996. Mr. Mitchell currently serves on the board of directors of The Energy Coalition, a non-profit organization devoted to education on energy management, and on the board of directors of a privately held technology company. Mr. Mitchell earned a B.S. and an M.B.A. from Pepperdine University.

        John S. Herrington has served as a director of our company since November 2005. For over a decade, Mr. Herrington has been a self employed businessman and attorney at law. From 1985 to 1989, Mr. Herrington served as the U.S. Secretary of Energy, and from 1983 to 1985, Mr. Herrington served as Assistant to the President for presidential personnel in the Reagan Administration. From 1981 to 1983, Mr. Herrington served as Assistant Secretary of the Navy. Mr. Herrington earned an A.B. from Stanford University and a J.D. and an LL.B. from the University of California, Hastings College of the Law.

        James C. Miller III has served as a director of our company since May 2006. Mr. Miller has served on the board of governors of the United States Postal Service since April 2003, and as its chairman since January 2005. Mr. Miller has served on the boards of directors of the Washington Mutual Investors Fund since October 1992 and the J.P. Morgan Value Opportunities Fund since December 2001. From 1981 to 1985, Mr. Miller was Chairman of the U.S. Federal Trade Commission in the Reagan Administration, and also served as Director of the U.S. Office of Management and Budget from 1985 to 1988. Mr. Miller earned a B.B.A. from the University of Georgia and a Ph.D. from the University of Virginia.

        Boone Pickens has served as a director of our company since June 2001 and founded Pickens Fuel Corp. in 1996. Mr. Pickens has served as the Chairman and Chief Executive Officer of BP Capital, L.P. since he founded the company in 1996, and is also active in management of the BP Capital Equity Fund and BP Capital Commodity Fund, privately held investment funds. Mr. Pickens also serves on the board of directors of EXCO Resources, Inc., a publicly traded energy company. Mr. Pickens was the founder of Mesa Petroleum Company, an oil and gas company, and served as Chief Executive Officer and a director of it and its successors from 1956 to 1996. Mr. Pickens earned a B.S. from Oklahoma State University.

        Kenneth M. Socha has served as a director of our company since January 2003. Since 1995, Mr. Socha has served as the Senior Managing Director of Perseus, L.L.C., a merchant bank and private equity fund management company. Before joining Perseus, Mr. Socha practiced corporate and securities law as a partner in the New York office of Dewey Ballantine. Mr. Socha earned an A.B. from the University of Notre Dame and a J.D. from Duke University Law School.

        Vincent C. Taormina has served as a director of our company since April 2008. Mr. Taormina is the former Chief Executive Officer of Taormina Industries, Inc., one of California's largest solid waste and recycling companies. In 1997, Taormina Industries merged with Republic Services, a publicly-held waste handling company that operates throughout the United States. Mr. Taormina served as Regional Vice-President of Republic Services from 1997 to 2001, managing the overall operations of eleven western states. Since 2001, Mr. Taormina has served as a consultant to Republic Services and operates his own investment company. Mr. Taormina is a past President of the Orange County Solid Waste Management Association, past President Elect of the California Refuse Removal Council and a former board member of the Waste Recyclers Council for the National Solid Waste Management Board.

Vote Required

        The nominees who receive the highest number of votes represented by shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
TO THE BOARD OF EACH OF THESE NOMINEES

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. KPMG LLP has audited our financial statements annually since 2001. Representatives of KPMG LLP are expected to be at the annual meeting to answer any questions and make a statement should they choose to do so.

        Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, our board of directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of KPMG LLP, our board of directors will reconsider whether or not to retain the firm. Even if our stockholders ratify the appointment, our board of directors may choose to appoint a different independent registered public accounting firm at any time during the year if our board of directors determines that such a change would be in the best interests of our company and our stockholders.

Independent Registered Public Accounting Firm Fees and Services

        The following table presents fees for professional audit and other services rendered by KPMG LLP for the audit of our annual financial statements as of and for the fiscal years ended December 31, 2006 and December 31, 2007 and fees billed for other services rendered by KPMG LLP during those periods.

	2006	2007
Audit Fees(1)	$1,005,000	$814,500
Audit-Related Fees(2)	—	—
Tax Fees(3)	65,427	208,530
All Other Fees(4)	—	—

Total	$1,070,427	$1,023,030

    (1)
    Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, professional services rendered in connection with our filing of various registration statements (including the Form S-1 registration statement filed in conjunction with our initial public offering) and other professional services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

    (2)
    Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. During fiscal years 2006 and 2007 there were no such services rendered to us by KPMG LLP.

    (3)
    Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

    (4)
    All Other Fees consist of fees for products and services other than the services reported above. During fiscal years 2006 and 2007 there were no such services rendered to us by KPMG LLP.

Pre-Approval Policies and Procedures

        As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm's independence. All services provided by KPMG LLP during fiscal years 2006 and 2007 were pre-approved by the Audit Committee. The Audit Committee has considered the role of KPMG LLP in providing services to us for the fiscal year ended December 31, 2007 and has concluded that such services are compatible with their independence as our auditors.

Vote Required

        Ratification of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes present in person or represented by proxy on this proposal at the annual meeting. The number of votes cast in favor of this proposal must also be at least a majority of the required quorum. The presence in person or representation by proxy of the persons entitled to vote a majority of shares of our common stock will constitute a quorum under our bylaws. Abstentions will be counted towards the tabulation of votes cast on this proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION
OF KPMG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CORPORATE GOVERNANCE

Director Independence

        Our board of directors has determined that Messrs. Herrington, Miller, Socha and Taormina meet the independence requirements under NASDAQ Marketplace Rule 4200(a)(15). Messrs. Littlefair, Pickens and Mitchell do not meet the independence requirements under NASDAQ Marketplace Rule 4200(a)(15) for the following reasons: (1) Mr. Littlefair is our President and Chief Executive Officer; (2) Mr. Pickens was a party to material transactions, relationships and arrangements with our company described in "Certain Relationships and Related Party Transactions" below; and (3) Mr. Mitchell performed consulting services for us from June 2003 until the first quarter of 2006, and we paid him greater than $100,000 for those services during a 12 month period within the last three years.

        In the course of determining whether Messrs. Herrington, Miller, Socha and Taormina were independent under NASDAQ Marketplace Rule 4200(a)(15), the board of directors considered the following transactions, relationships and arrangements not required to be disclosed in "Certain Relationships and Related Party Transactions":

  •
  With respect to Mr. Socha, the board of directors considered his role as Senior Managing Director of Perseus, L.L.C., which managed funds that previously were affiliates of our company. The board of directors also considered that Mr. Socha formerly was a director of Westport Innovations Inc., a stockholder and business partner of our company, and that funds managed by Perseus, L.L.C. held convertible debt and warrants of Westport until such securities were converted and exercised in full in July 2007. The funds continue to hold shares of Westport's common stock. Additionally, the board of directors considered that Perseus 2000, L.L.C. held a $500,000 secured promissory note issued by our company that was repaid in May 2006. The board of directors believed these transactions did not affect the independence of Mr. Socha because Mr. Socha's interest in the transactions was immaterial and the amount of the secured promissory note did not exceed 5% of Perseus 2000, L.L.C.'s or our respective consolidated gross revenues in any of the last three fiscal years.

  •
  With respect to Messrs. Herrington and Miller, the board of directors considered that each of Messrs. Herrington and Miller served with Mr. Littlefair in the Reagan Administration. The board of directors also considered that Mr. Herrington is an investor in certain funds controlled by Mr. Pickens.

  •
  With respect to Mr. Taormina, the board of directors considered his business relationships, including his consulting arrangement with Republic Services, a customer of our company.

Board Committees

        We have an audit committee, compensation committee, nominating and governance committee and derivative committee. Our board and committees generally meet at least quarterly. Each of the board committees has the composition and responsibilities described below. Current copies of the charters of the audit committee, the compensation committee and the nominating and governance committee, which have been adopted by the board of directors, are publicly available on our website at http://investors.cleanenergyfuels.com/governance.cfm.

        Audit committee.    Our audit committee consists of three directors, John S. Herrington, James C. Miller III and Vincent C. Taormina, all of whom our board of directors determined to be independent under SEC Rule 10A-3(b)(1) and NASDAQ Marketplace Rule 4200(a)(15). David R. Demers served on our audit committee during fiscal 2007 and up through his resignation from our board of directors on April 4, 2008, at which point he was replaced on the committee by Mr. Taormina. In December 2007, we entered into certain transactions with Westport Innovations Inc., discussed below under "Certain Relationships and Related Party Transactions," which we believe affected the independence of

Mr. Demers. Mr. Demers remained on the audit committee in reliance on the exemption from independence standards set forth in Rule 10A-3(b)(1)(iv) and NASDAQ Marketplace Rule 4350(a)(5). We do not believe our reliance on the Rule 10A-3(b)(1)(iv) exemption materially adversely affected the ability of the audit committee to act independently and to satisfy the other requirements of Rule 10A-3 in this proxy statement. The audit committee held six meetings in fiscal 2007. The chair of the audit committee is Mr. Miller. Mr. Miller qualifies as an audit committee financial expert under the NASDAQ rules and the rules of the SEC. The functions of this committee include:

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  selecting and overseeing the engagement of a firm to serve as an independent registered public accounting firm to audit our financial statements,

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  helping to ensure the independence of our independent registered public accounting firm,

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  discussing the scope and results of the audit with our independent registered public accounting firm,

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  developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters,

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  meeting with our independent registered public accounting firm and our management to consider the adequacy of our internal accounting controls and audit procedures, and

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  approving all audit and non-audit services to be performed by our independent registered public accounting firm.

        We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee will comply with the applicable requirements of, the Sarbanes Oxley Act of 2002 and the NASDAQ and SEC rules, including the requirement that the audit committee have at least one qualified financial expert.

        Compensation committee.    Our compensation committee currently consists of three directors, John S. Herrington, Warren I. Mitchell and Kenneth M. Socha, all of whom our board of directors determined to be independent under NASDAQ Marketplace Rule 4200(a)(15) except Mr. Mitchell. The compensation committee held four meetings in fiscal 2007. The chair of the compensation committee is Mr. Mitchell. The functions of this committee include:

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  determining or recommending to the board of directors the compensation of our executive officers, including annual cash bonuses and related performance criteria,

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  administering our stock and equity incentive plans,

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  reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices, and procedures relating to the compensation of our directors, officers, and other managerial employees and the establishment and administration of our employee benefit plans, and

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  advising and consulting with our officers regarding managerial personnel and development.

        We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee will comply with the applicable requirements of, NASDAQ and SEC rules. In accordance with NASDAQ Marketplace Rule 4350(a)(5), we intend for all members of our compensation committee to be independent, as defined in NASDAQ Marketplace Rule 4200(a)(15), no later than one year after the listing of our shares on the NASDAQ Global Market, or May 25, 2008. As such, Mr. Mitchell will resign from the compensation committee before May 25, 2008.

        Nominating and governance committee.    Our nominating and governance committee currently consists of four directors, John S. Herrington, Boone Pickens, Kenneth M. Socha, and Vincent C. Taormina, all of whom our board of directors determined to be independent under NASDAQ

Marketplace Rule 4200(a)(15) except Mr. Pickens. David R. Demers served on our nominating and governance committee during fiscal 2007 and up through his resignation from our board of directors on April 4, 2008. The nominating and governance committee held one meeting in fiscal 2007. The chair of the nominating and governance committee is Mr. Herrington. The functions of this committee include:

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  establishing standards for service on our board of directors,

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  identifying, evaluating and recommending nominees to our board of directors and committees of our board of directors,

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  conducting searches for appropriate directors,

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  evaluating the performance of our board of directors and of individual directors,

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  considering and making recommendations to the board of directors regarding the size and composition of the board and its committees,

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  reviewing developments in corporate governance practices, and

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  evaluating the adequacy of our corporate governance practices and reporting.

        We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and governance committee will comply with the applicable requirements of, NASDAQ and SEC rules. In accordance with NASDAQ Marketplace Rule 4350(a)(5), we intend for all members of our nominating and governance committee to be independent, as defined in NASDAQ Marketplace Rule 4200(a)(15), no later than one year after the listing of our shares on the NASDAQ Global Market, or May 25, 2008. As such, Mr. Pickens will resign from the nominating and governance committee before May 25, 2008.

        Derivative Committee.    Our derivative committee consists of three directors, Andrew J. Littlefair, James C. Miller III and Warren I. Mitchell. The derivative committee did not hold any meetings in fiscal 2007 as we did not own any derivative instruments during 2007. The chair of the derivative committee is Mr. Littlefair. The functions of this committee include:

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  formulating derivative strategy and directing derivative activities,

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  engaging and meeting with advisors regarding derivative activities and strategies, and

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  making recommendations to the board of directors regarding derivative strategy and activity.

Meetings of the Board of Directors and Board Committees

        During fiscal 2007, our board of directors held seven meetings and each director attended at least 75% of all meetings of the board of directors and applicable committees, during the periods that he served.

Code of Ethics

        We have adopted a written code of ethics applicable to our directors, officers and employees in accordance with the rules of NASDAQ and the SEC. Our code of ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct,

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  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in our other public communications,

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  compliance with applicable laws, rules and regulations, including insider trading compliance, and

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  accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

        The audit committee of our board of directors will review our code of ethics periodically and may propose or adopt additions or amendments as it determines are required or appropriate. Our code of ethics is posted on our website at http://investors.cleanenergyfuels.com/governance.cfm.

Equity Ownership by the Board of Directors

        Pursuant to stock ownership guidelines recommended by our nominating and governance committee and as approved by the board of directors, each director is expected to own at least 100 shares of our common stock during their term of service as a director, with new directors expected to purchase at least that number of shares within 180 days of commencement of service as a director. Each of our current directors has satisfied these guidelines other than Mr. Taormina, who joined our board of directors on April 4, 2008.

Compensation Committee Interlocks and Insider Participation

        No executive officer of our company (1) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our company's compensation committee, (2) served as a director of another entity, one of whose executive officers served on our company's compensation committee, or (3) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

Stockholder Communications with the Board of Directors

        We have adopted a formal process by which stockholders may communicate with our board of directors which is available on our website at http://investors.cleanenergyfuels.com/contactboard.cfm. Communications to the board must either be in writing and sent care of the Corporate Secretary by mail to our offices at 3020 Old Ranch Parkway, Suite 200, Seal Beach, California 90740, or delivered via e-mail to mpratt@cleanenergyfuels.com. This centralized process will assist the board of directors in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications (i) must be accompanied by a statement of the type and amount of the securities of our company that the person holds, (ii) must identify any special interest, meaning an interest not in the capacity of a stockholder of our company, of the person submitting the communication, and (iii) the address, telephone number and e-mail address, if any, of the person submitting the communication. The board of directors has instructed the Corporate Secretary to forward it such correspondence; however, before forwarding any correspondence, the board of directors has also instructed the Corporate Secretary to review such correspondence and, in the Corporate Secretary's discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during fiscal 2007, except (1) a late Form 3 report was filed for Kenneth M. Socha on May 25, 2007; (2) a late Form 3 report was filed for Perseus ENRG Investment, L.L.C. and Frank H. Pearl on June 1, 2007; (3) a late Form 4 report was filed for Warren Mitchell on June 25, 2007 to report the purchase of 100 shares of common stock on June 6, 2007; and (4) a late Form 3 report was filed for Madeleine Pickens on December 11, 2007.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

        The names of our current executive officers, their ages as of January 31, 2008, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our board of directors are included below.

Name	Age	Position Held
Andrew J. Littlefair	47	President, Chief Executive Officer and Director
Richard R. Wheeler	43	Chief Financial Officer
James N. Harger	49	Senior VP, Marketing and Sales
Mitchell W. Pratt	48	Senior VP, Engineering, Operations and Public Affairs
Barclay F. Corbus	41	Senior VP, Strategic Development

        Richard R. Wheeler has served as our Chief Financial Officer since February 2003. From November 2001 to January 2003, Mr. Wheeler served as Chief Financial Officer of Blue Energy & Technologies LLC, a privately held natural gas vehicle fuels company which we acquired in December 2002. From May 2000 to October 2001, Mr. Wheeler served as Executive Vice President and Chief Financial Officer of Encoda Systems, Inc., a privately held software company. Mr. Wheeler earned a B.S. and an M.B.A. from the University of Colorado, Boulder and is a certified public accountant.

        James N. Harger has served as our Senior Vice President, Marketing and Sales, since June 2003, and served as our Vice President, Marketing from June 2001 to June 2003. From 1997 to 2001, Mr. Harger served as Vice President, Marketing and Sales of Pickens Fuel Corp. From 1983 to 1997, Mr. Harger served in management positions at Southern California Gas Company, where he assisted in the launch of the natural gas vehicle program in 1992. Mr. Harger earned a B.S. from the University of California, Los Angeles, and an M.B.A. from Pepperdine University.

        Mitchell W. Pratt has served as our Senior Vice President, Engineering, Operations and Public Affairs, since January 2006, and as our Corporate Secretary since December 2002. From August 2001 to December 2005, Mr. Pratt served as our Vice President, Business Development. From 1983 to July 2001, Mr. Pratt held various positions in sales and marketing, operations and public affairs at Southern California Gas Company. Mr. Pratt earned a B.S. from the California State University at Northridge and an M.B.A. from the University of California, Irvine.

        Barclay F. Corbus has served as our Senior Vice President, Strategic Development, since September 2007. From July 2003 to September 2007, Mr. Corbus served as Co-Chief Executive Officer and a director of WR Hambrecht + Co, which managed our initial public offering. Mr. Corbus joined WR Hambrecht + Co. in 1999 and, from October 2000 to July 2003, Mr. Corbus served as Head of Investment Banking of WR Hambrecht + Co. From 1989 to 1999, Mr. Corbus worked with Donaldson, Lufkin & Jenrette. Mr. Corbus serves as a director of Alaska Energy and Resources Co., Overstock.com and Goodwill of San Francisco. Mr. Corbus earned an A.B. from Dartmouth College and an M.B.A. from Columbia Business School.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        We have adopted a basic philosophy and practice of offering market competitive compensation that is designed to attract, retain and motivate a highly qualified executive management team. With respect to (1) each person who served as our principal executive officer or principal financial officer during fiscal 2007 (Andrew J. Littlefair and Richard R. Wheeler, respectively), and (2) the three most highly compensated executive officers during fiscal 2007 who were serving as executive officers at the end of fiscal 2007 and who did not serve as principal executive officer or principal financial officer (James N. Harger, Mitchell W. Pratt and Barclay F. Corbus—and together with Messrs. Littlefair and Wheeler, the "named executive officers"), this Compensation Discussion and Analysis describes our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the named executive officers, and the policies and practices to administer such programs.

Compensation Philosophy

        We believe compensation should include a mix of a competitive base salary and bonus incentives to encourage retention and reward individual responsibility and productivity, equity grants to align the interests of our officers with those of our stockholders, and case-specific compensation plans to accommodate individual circumstances or non-recurring situations. Our compensation committee uses its judgment and experience and works closely with our named executive officers to determine the appropriate mix of compensation for each individual. Our compensation committee historically has not used tally sheets, internal pay equity studies, accumulated wealth analyses, equity retention policies or similar tools in assisting with compensation determinations for our named executive officers, but is evaluating their use for future deliberations.

        The compensation committee has no formal policy, but does retain the discretion, to adjust or recover awards or payments made to its named executive officers if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would reduce the size of the initial award or payment.

Benchmarking

        We believe compensation practices at comparable companies are a useful indicator for us to remain competitive in the marketplace. Therefore, we may informally consider competitive market practices with respect to the salaries and total compensation of our named executive officers.

Elements of Compensation

        Our named executive officers' compensation has three primary components—base compensation or salary, discretionary annual cash bonuses, and equity awards. In addition, we provide our named executive officers with a variety of benefits that are generally available to all salaried employees.

        We view the various components of compensation as related but distinct. Although our compensation committee reviews each named executive officer's total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our informal view of internal equity and consistency, and other considerations we deem relevant, such as to reward extraordinary performance and increased responsibility and commitment. Our compensation committee has not adopted any formal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

        Our annual process of determining overall compensation for named executive officers begins with recommendations made by Mr. Littlefair, our President and Chief Executive Officer, to our compensation committee. In making his recommendation, Mr. Littlefair considers a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual's responsibility, the individual's long-term commitment to our company, and the scarcity of individuals with similar skills. Acting with the recommendation from Mr. Littlefair, our compensation committee makes the final determination of compensation for our named executive officers. The compensation committee determines the compensation of Mr. Littlefair. Mr. Littlefair may also submit recommendations to the compensation committee regarding his own proposed compensation levels, which are taken under advisement by the committee.

  Base Salary

        Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers, taking into account competitive market compensation paid by other companies for similar positions. Informally, the compensation committee believes the base salaries of our named executive officers should generally be targeted within the range of salaries for executives in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed annually.

        Proposed base salaries are prepared by Mr. Littlefair and recommended to the compensation committee for its consideration. In recommending base salaries for named executive officers for 2008, Mr. Littlefair considered a report prepared by Mercer Human Resource Consulting (the "Mercer Report") that was obtained by our human resources department. The Mercer Report, which was also presented to our compensation committee, showed ranges of compensation for similarly situated executives in a broad range of companies in various industries that had revenues of greater than $100 million but less than $500 million. Mr. Littlefair and the compensation committee believed it was appropriate to use the Mercer Report for data points due to the lack of a comparable industry or peer group for Clean Energy Fuels Corp., which is the only actively traded public company whose only line of business is to sell natural gas as a vehicle fuel.

  Annual Cash Bonus

        The compensation committee approves the bonus awards of all named executive officers, and pays such bonuses after determining whether specific performance criteria were satisfied. To date, annual bonus awards have been based on the performance of our company in light of pre-established performance criteria.

        For each named executive officer, the performance criteria for cash bonus awards are currently bifurcated (and were bifurcated in 2007), with 35% of the total potential cash bonus award based on the volume of gasoline gallons equivalents of natural gas sold by us, and 65% of the total potential cash bonus award based on the target EBITDA of our company. Proposed performance criteria are prepared by our Chief Financial Officer based on our annual budget and presented to our compensation committee and board of directors for their consideration.

        The specific performance criteria approved by our compensation committee and board of directors for 2007 and 2008 are set forth in the table below:

Performance Criteria	Weighting	Base Target	Middle Target	Maximum Target
		(thousands)	(thousands)	(thousands)
2007
EBITDA	65%	$0	$901	$3,000
Volume (in gasoline gallon equivalents)	35%	78,310	82,130	86,130
2008
EBITDA	65%	$3,000	$4,344	$5,600
Volume (in gasoline gallon equivalents)	35%	92,665	97,665	102,665

        In calculating the EBITDA-based portion of the annual cash bonuses for 2007, the compensation committee determined that the EBITDA number should exclude non-cash stock-based compensation expense that was not budgeted in setting the performance criteria targets. The compensation committee determined that for 2008 the EBITDA-based portion of the annual cash bonuses will exclude all non-cash stock-based compensation expense.

        For Mr. Littlefair, achievement of the base, middle and maximum performance targets by our company in 2007 would have resulted in a bonus equivalent to 30%, 75% or 150%, respectively, of his base salary. For each of Messrs. Wheeler, Pratt and Harger, achievement of the base, middle and maximum performance targets by our company in 2007 would have resulted in a bonus equivalent to 30%, 60% or 100%, respectively, of his respective base salary. For Mr. Corbus, achievement of the base, middle and maximum performance targets by our company in 2007 would have resulted in a bonus equivalent to 50%, 70% or 100%, respectively, of his base salary; however, Mr. Corbus, who joined us in September 2007, received a pro-rated bonus based on the length of time Mr. Corbus was employed with us during 2007. In 2007, we did not achieve the base performance target related to volume and we achieved 51% between the middle and maximum performance targets related to EBITDA. The actual amount of performance-based bonuses earned by our named executive officers for 2007 is set forth in the Summary Compensation Table below under "Non-Equity Incentive Plan Compensation."

        With respect to annual cash bonuses for 2008, the compensation committee approved increases in the percentages of base salary that may be paid to our named executive officers upon the company's achievement of specific performance criteria established by the compensation committee for 2008 as follows: Mr. Littlefair will be eligible to receive a bonus equal to 70%, 100% or 150%, respectively, of his 2008 base salary for achievement of the base, middle and maximum performance targets, and each of our other named executive officers will be eligible to receive a bonus equal to 50%, 70% or 100%, respectively, of his respective 2008 base salary for achievement of the base, middle and maximum performance targets. The compensation committee determined to raise the percentages of base salary primarily to reflect that the company is now publicly-traded, and that the duties of the named executive officers are generally more complicated and demanding than before our initial public offering.

  Special Cash Bonuses Related to Initial Public Offering

        In December 2007, our compensation committee approved the following special cash bonuses for certain of our named executive officers related to the completion of our initial public offering: Mr. Littlefair—$200,000; Mr. Wheeler—$135,000; Mr. Harger—$100,000; and Mr. Pratt—$125,000. Additionally, in 2006, our compensation committee approved a special cash bonus for Mr. Wheeler in the amount of $100,000 related to his efforts in connection with the preparation of our initial public offering. Our named executive officers made no recommendations with respect to the amounts of these bonuses.

        Our compensation committee may award additional special cash bonuses in the future to reward extraordinary efforts by our named executive officers coupled with successful results for our company.

  Equity Compensation

        We believe that long-term performance is achieved through an ownership culture that encourages performance by our named executive officers through the use of stock and stock based awards. Our stock compensation plans have been established to provide certain of our employees, including our named executive officers, with incentives to help align those employees' interests with the interests of our stockholders. Our compensation committee believes the use of stock and stock based awards offers the best approach to achieving this goal. We may develop and adopt stock ownership requirements for executive officers in the future. Our stock compensation plans have provided the principal method for our named executive officers to acquire equity or equity linked interests in our company.

        We sponsor a 2002 Stock Option Plan (2002 Plan) and a 2006 Equity Incentive Plan (2006 Plan). Upon the effectiveness of our IPO registration statement, the 2006 Plan became effective and the 2002 Plan became unavailable for new awards. For more information about the 2002 Plan and the 2006 Plan, please read "Compensation of Directors and Executive Officers—Stock Incentive Plans" below. The 2002 Plan and the 2006 Plan are administered by our board of directors or our compensation committee. In the case of awards intended to qualify as "performance based compensation" excludable from the deduction limitation under Section 162(m) of the Internal Revenue Code, the administrator of the 2006 Plan will consist of two or more "outside directors" within the meaning of Section 162(m).

        Historically, we have awarded stock options to our named executive officers, but not restricted stock. With respect to the timing of option grants to our named executive officers, such grants generally occur at regularly scheduled meetings of our board of directors or our compensation committee (the administrator of our 2002 Plan and 2006 Plan), and are priced based on the closing price of our common stock on that date. For new hires (such as Mr. Corbus in September 2007), options are priced at the later to occur of the date of the meeting at which the board of directors or compensation committee approves the grant or the first date of employment.

  Change in Control and Severance Payments

        The employment agreements of our named executive officers provide them benefits if their employment is terminated (other than for misconduct), including termination following a change in control. The details and amounts of such benefits are set forth in the section entitled "Potential Payments Upon Termination or Change in Control."

        Stock options awarded under the 2006 Plan that are held by our named executive officers vest in full upon a change of control ("single trigger"). We believe single trigger treatment for stock options is appropriate because: (i) it helps retain key employees during change in control discussions, especially more senior executive officers where equity represents a significant portion of their total pay package; and (ii) the company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company's future success.

Deductibility of Executive Compensation

        Our compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation of more than $1,000,000 that is paid to certain individuals. Our compensation committee believes that compensation paid to our named executive officers should generally be fully deductible for federal income tax purposes. However, in certain situations, our compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our named executive officers. All of the compensation paid to our named executive officers was fully deductible in fiscal 2007. With respect to compensation awarded (or to be awarded) under the 2006 Plan, we are relying on transitional relief under Section 162(m) to exclude such compensation from the $1,000,000 limit on deductibility. The transitional relief will last until our 2011 meeting of stockholders or until we materially modify the 2006 Plan. We intend to have our public company stockholders approve the 2006 Plan before the expiration of the transitional relief, in which case we anticipate awards under the 2006 Plan will qualify as "performance-based" compensation under Section 162(m) and therefore will be fully deductible.

Conclusion

        Our compensation practices are designed to retain and motivate our named executive officers and to ultimately reward them for outstanding performance.

Compensation Committee Report

        We, the compensation committee of the Board of Directors of Clean Energy Fuels Corp., have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of the company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation Committee:
Warren I. Mitchell, Chairman John S. Herrington Kenneth M. Socha

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

        The table below summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2006 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Non-Equity Incentive Plan Compensation ($)	Total ($)

Andrew J. Littlefair President & Chief Executive Officer	2007 2006	433,917 400,000	200,000 —	1,302,139 —	16,564 18,630	325,600 432,000	2,278,220 850,630

Richard R. Wheeler Chief Financial Officer	2007 2006	271,242 232,292	135,000 100,000	871,993 —	19,553 16,359	143,000 131,250	1,440,788 479,901

James N. Harger Senior Vice President, Marketing & Sales	2007 2006	246,392 225,000	100,000 —	994,891 —	19,126 24,126	130,000 118,125	1,490,409 367,251

Mitchell W. Pratt Senior Vice President, Operations, Engineering, Public Affairs, and Corporate Secretary	2007 2006	246,167 225,000	125,000 —	749,095 —	15,754 15,001	130,000 118,125	1,266,016 358,126

Barclay F. Corbus(4) Senior Vice President, Strategic Development	2007 2006	80,833 —	100,000 —	264,442 —	568 —	43,774 —	489,617 —

(1)
The amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes with respect to fiscal 2007, disregarding an estimate of forfeitures related to service-based vesting conditions, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," or SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 6 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

(2)
We granted no option awards to our named executive officers in 2006. Further, all option awards we granted to our named executive officers before 2006 became fully vested in October 2005 in connection with the change in control which occurred when Boone Pickens purchased all of the outstanding shares of our company held by Terasen, Inc. and three other stockholders.

(3)
The compensation represented by the amounts for 2006 and 2007 in this column is detailed in the following table.

Name	Qualified Retirement Plan Employer Match ($)	Payment of Health and Welfare Insurance Premiums ($)(i)	CNG Fuel/ Vehicle ($)(ii)	Tax Gross- Ups ($)(iii)	Total ($)

2006

Andrew J. Littlefair	7,500	2,500	5,221	3,409	18,630

Richard R. Wheeler	7,500	2,500	3,959	2,400	16,359

James N. Harger	7,500	2,500	8,168	5,958	24,126

Mitchell W. Pratt	7,500	2,500	3,025	1,976	15,001

2007

Andrew J. Littlefair	7,750	3,911	2,966	1,937	16,564

Richard R. Wheeler	7,750	3,926	4,904	2,973	19,553

James N. Harger	7,750	3,911	4,516	2,949	19,126

Mitchell W. Pratt	7,750	3,911	2,476	1,617	15,754

Barclay F. Corbus	—	568	—	—	568

(i)
We pay 80 percent of our employees' insurance premiums associated with the health and welfare programs we sponsor. We pay 100 percent of such premiums for our named executive officers, other than Mr. Corbus. The amounts in this column are intended to quantify the extra benefit we provide only to our named executive officers.

(ii)
The amounts in this column are attributable to personal use of company-provided natural gas vehicles and the related cost of the fuel for the vehicles (each as calculated in accordance with Internal Revenue Service guidelines), the value of which is included as compensation on the W-2 of our named executive officers who receive such benefits. Each of these named executive officers is responsible for paying income tax on such amount.

(iii)
The amounts in this column are attributable to the cash payment we provide to our named executive officers (a "gross-up" payment) in respect of taxes that are imposed due to their receipt of the benefits in (ii) above. The gross-up payment is intended to make our named executive officers whole for the taxes they must pay due to their receipt of the company-provided natural gas vehicle.

(4)
Mr. Corbus joined us as an employee on September 10, 2007.

Grants of Plan-Based Awards

        The following table provides information regarding the amount of plan-based awards granted in 2007 for each of the named executive officers.

All Other Option Awards: Number of Securities Underlying Options(3)(#)
			Estimated Future Payouts Under Non-Equity Incentive Based Plans(2)				Exercise or Base Price of Option Awards ($/Sh)
Grant Date Fair Value of Stock and Option Awards(4) ($)

Name	Grant Date (1)	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)

Andrew J. Littlefair	— — 5/24/2007 12/12/2007	— — 8/21/2006 12/12/2007	85,800 46,200 — —	214,500 115,500 — —	429,000 231,000 — —	— — 525,000 100,000	— — 12.00 15.27	— — 3,522,750 843,000

Richard R. Wheeler	— — 5/24/2007 12/12/2007	— — 8/21/2006 12/12/2007	53,625 28,875 — —	107,250 57,750 — —	178,750 96,250 — —	— — 350,000 100,000	— — 12.00 15.27	— — 2,348,500 843,000

James N. Harger	— — 5/24/2007 12/12/2007	— — 8/21/2006 12/12/2007	48,750 26,250 — —	97,500 52,500 — —	162,500 87,500 — —	— — 400,000 100,000	— — 12.00 15.27	— — 2,684,000 843,000

Mitchell W. Pratt	— — 5/24/2007 12/12/2007	— — 8/21/2006 12/12/2007	48,750 26,250 — —	97,500 52,500 — —	162,500 87,500 — —	— — 300,000 100,000	— — 12.00 15.27	— — 2,013,000 843,000

Barclay F. Corbus	— — 9/10/2007	— — 9/10/2007	25,843 13,915 —	36,180 19,482 —	51,686 27,831 —	— — 350,000	— — 13.25	— — 2,593,500

(1)
On August 21, 2006, our compensation committee approved options to purchase an aggregate of 1,575,000 shares of our common stock to be granted to certain of our named executive officers, as shown in the table. These option grants were made on May 24, 2007, the date on which the SEC declared effective the Form S-1 registration statement we filed in connection with our initial public offering. The per share exercise price of the options was equal to the initial public offering price. The options granted on September 10, 2007 and December 12, 2007 were approved by our compensation committee on the respective dates of grant, and in each case the per share exercise price of the options was equal to the closing price of our common stock on the Nasdaq Global Market on the respective dates of grant.

(2)
The threshold, target and maximum amounts shown in the table correspond to the original base, middle and maximum target amounts our compensation committee determined to pay to our named executive officers upon the achievement of pre-established 2007 performance targets relating to EBITDA and the volume of gasoline gallons equivalents of natural gas sold. The threshold, target and maximum amounts for achievement of the EBITDA and volume targets are shown on separate lines in the table, with the EBITDA targets on the upper line. For a more detailed discussion of the 2007 performance targets, see "Annual Cash Bonus" under Compensation Discussion and Analysis. Actual payouts for achievement of the 2007 performance targets are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(3)
All options shown in this column were awarded under our 2006 Equity Incentive Plan. The options awarded on May 24, 2007 vested 1/6 on May 25, 2007 and 1/6 on November 25, 2007, and will vest an additional 1/3 on each of November 25, 2008 and November 25, 2009, in each case subject to continuing service by the named executive officer. The option awarded on September 10, 2007 vests 34% on the first anniversary of the date of grant, and 33% on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer. The options awarded on December 12, 2007 vest 34% on the first anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, in each case subject to continuing service by the named executive officer.

(4)
Option awards are shown at their grant date fair value under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment." The fair value of the options granted on May 24, 2007, September 10, 2007 and December 12, 2007 was approximately $6.71 per share, $7.41 per share and $8.43 per share, respectively. For discussion regarding the valuation model and assumptions used to calculate the fair value of these option awards, see note 6 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year End

        The table below summarizes outstanding equity awards held by our named executive officers at December 31, 2007. All option awards held by named executive officers that were outstanding in October 2005 became fully vested in connection with the change of control which occurred when Boone Pickens purchased all of the outstanding shares of our company held by Terasen, Inc. and three other stockholders.

Option Awards

Name	Number of Securities Underlying Unexercised Options—Exercisable (#)		Number of Securities Underlying Options—Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date

Andrew J. Littlefair	400,000 60,000 115,000 100,000 60,000 175,000 —	(1) (2) (3) (4) (4) (5)	— — — — — 350,000 100,000	(5) (6)	2.96 2.96 2.96 2.96 2.96 12.00 15.27	12/12/2012 6/11/2013 5/6/2015 5/05/2015 5/05/2015 5/23/2017 12/12/2017

Richard R. Wheeler	125,000 125,000 70,000 55,000 45,000 116,667 —	(7) (8) (3) (4) (4) (5)	— — — — — 233,333 100,000	(5) (6)	2.96 2.96 2.96 2.96 2.96 12.00 15.27	6/11/2013 2/01/2014 2/04/2015 5/05/2015 5/05/2015 5/23/2017 12/12/2017

James N. Harger	125,000 50,000 80,000 65,000 55,000 133,333 —	(1) (2) (3) (4) (4) (5)	— — — — — 266,667 100,000	(5) (6)	2.96 2.96 2.96 2.96 2.96 12.00 15.27	12/12/2012 6/11/2013 2/4/2015 5/05/2015 5/05/2015 5/23/2017 12/12/2017

Mitchell W. Pratt	75,000 30,000 85,000 70,000 25,000 100,000 —	(9) (2) (3) (4) (4) (5)	— — — — — 200,000 100,000	(5) (6)	2.96 2.96 2.96 2.96 2.96 12.00 15.27	12/12/2012 6/11/2013 2/04/2015 5/05/2015 5/05/2015 5/23/2017 12/12/2017

Barclay F. Corbus	—		350,000	(10)	13.25	9/10/2017

(1)
This option, granted under our 2002 Stock Option Plan on December 12, 2002, had the following initial vesting schedule: 20% of the shares were scheduled to vest on the completion of each 12 month period following June 13, 2001, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change of control" as described in the plan.

(2)
This option, granted under our 2002 Stock Option Plan on June 11, 2003, had the following initial vesting schedule: 34% of the shares were scheduled to vest on June 11, 2004, and 33% of the shares were scheduled to vest for each 12 month period completed thereafter, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change of control" as described in the plan.

(3)
This option, granted under our 2002 Stock Option Plan on February 4, 2005, had the following initial vesting schedule: 34% of the shares were scheduled to vest on the date of grant, 33% were scheduled to vest when the fair market value of our common stock met or exceeded $5.00 per share, and 33% of the shares were scheduled to vest when the fair market value of our common stock met or exceeded $7.00, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change of control" as described in the plan.

(4)
This option, granted under our 2002 Stock Option Plan on May 6, 2005, had the following initial vesting schedule: 34% of the shares were scheduled to vest on December 31, 2005, and 33% of the shares were scheduled to vest for each 12 month period completed thereafter, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change of control" as described in the plan.

(5)
This option, granted under our 2006 Equity Incentive Plan, vested 1/6 on May 25, 2007 and 1/6 on November 25, 2007, and will vest an additional 1/3 on each of November 25, 2008 and November 25, 2009, subject to continuing service by the named executive officer. The 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, will vest in full on the date that immediately precedes the change of control.

(6)
This option, granted under our 2006 Equity Incentive Plan, vests 34% on the first anniversary of December 12, 2007, the date of grant, and 33% on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer. The 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, will vest in full on the date that immediately precedes the change of control.

(7)
This option, granted under our 2002 Stock Option Plan on June 11, 2003, had the following initial vesting schedule: 12% of the shares were scheduled to vest on the completion of the first month of service after February 1, 2003, and 4% of the shares were scheduled to vest for each month completed thereafter, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change of control" as described in the plan.

(8)
This option, granted under our 2002 Stock Option Plan on February 1, 2004, had the following initial vesting schedule: 8% of the shares were scheduled to vest on the completion of the first month of service after February 1, 2004, and 4% of the shares were scheduled to vest for each month completed thereafter, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change of control" as described in the plan.

(9)
This option, granted under our 2002 Stock Option Plan on December 12, 2002, had the following initial vesting schedule: 25% of the shares were scheduled to vest on the completion of each 12 month period following August 20, 2001, subject to continuing service by the named executive officer; provided that the option would vest in full upon a "change of control" as described in the plan.

(10)
This option, granted under our 2006 Equity Incentive Plan, vests 34% on the first anniversary of September 10, 2007, the date of grant, and 33% on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer. The 2006 Equity Incentive Plan provides that, in the event of a "change in control" as described in the plan, this option, if then outstanding, will vest in full on the date that immediately precedes the change of control.

Option Exercises and Stock Vested

        None of our named executive officers exercised any stock options or had restricted stock that vested during the fiscal years ended December 31, 2006 or December 31, 2007.

Pension Benefits, Nonqualified Defined Contribution and Other Deferred Compensation Plans

        We do not have any tax-qualified defined benefit plans or supplemental executive retirement plans that provide for payments or other benefits to our named executive officers in connection with their retirement. We also do not have any non-qualified defined contribution plan or other deferred compensation plans that provide for payments or other benefits to our named executive officers.

Potential Payments Upon Termination or Change in Control

        The tables and narrative below describe the amount of compensation to be paid to our named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each of our named executive officers upon voluntary termination, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of our named executive officers is shown in tabular format below. The amounts shown in the tables assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to our named executive officers upon their termination. On December 31, 2007, the closing price of our common stock was $15.14 per share. The actual amounts to be paid out can only be determined at the time of such named executive officer's separation with our company.

        Regardless of the manner in which the employment of a named executive officer is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  non-equity incentive compensation earned, to the extent vested;

  •
  equity awarded pursuant to our 2002 Stock Option Plan and 2006 Equity Incentive Plan, to the extent vested;

  •
  amounts contributed and vested under our qualified retirement plan; and

  •
  unused vacation pay.

  Andrew J. Littlefair

        The following table shows the potential cash payments upon termination or a change of control of the company for our President and Chief Executive Officer, Andrew J. Littlefair. If we terminate Mr. Littlefair's employment without cause, or if Mr. Littlefair terminates his employment within one year of a change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 200% of his base salary, 200% of his previous year's bonus and medical and related benefits for one year. At December 31, 2007, Mr. Littlefair's annual base salary was $440,000 and his prior-year bonus was $432,000. If his employment is terminated for cause, we may repurchase all or a portion of our stock owned by him. If his employment is terminated because of death or disability, we must repurchase all of our stock owned by him.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death

Cash Severance Payment:	$0	$1,308,000	$0	$1,308,000	$1,744,000	$0	$0

Continuation of Medical/Welfare Benefits (present value):	$0	$9,700	$0	$9,700	$9,700	$0	$0

Retirement Benefit (present value):	$0	$0	$0	$0	$0	$0	$0

Repurchase of Common Stock(1)	$0	$0	$0	$0	$0	$12,436,284	$12,436,284

Total:	$0	$1,317,700	$0	$1,317,700	$1,753,700	$12,436,284	$12,436,284

(1)
Assumes a fair market value of $15.14 per share, the closing price of our common stock on December 31, 2007. Mr. Littlefair held 821,419 shares of common stock on December 31, 2007.

        Additionally, the 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Littlefair's options that are outstanding on the date that immediately precedes the change of control will become immediately exercisable on that date. If a change of control occurred on December 31, 2007, Mr. Littlefair would have received additional vested options valued at $3,062,599, which amount represents the dollar amount we would have recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 6 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. See "Outstanding Equity Awards at Fiscal Year End" for information about Mr. Littlefair's unvested options at December 31, 2007.

  Richard R. Wheeler

        The following table shows the potential cash payments upon termination or a change of control of the company for our Chief Financial Officer, Richard R. Wheeler. If we terminate Mr. Wheeler's employment without cause, or if Mr. Wheeler terminates his employment within one year of a change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 200% of his base salary, 200% of his previous year's bonus and medical and related benefits for one year. At December 31, 2007, Mr. Wheeler's annual base salary was $275,000 and his prior-year bonus was $131,250. If his employment is terminated for cause, we may repurchase all or a portion of our stock owned by him. If his employment is terminated because of death or disability, we must repurchase all of our stock owned by him.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death

Cash Severance Payment:	$0	$609,375	$0	$609,375	$812,500	$0	$0

Continuation of Medical/Welfare Benefits (present value):	$0	$9,700	$0	$9,700	$9,700	$0	$0

Retirement Benefit (present value):	$0	$0	$0	$0	$0	$0	$0

Repurchase of Common Stock(1)	$0	$0	$0	$0	$0	$0	$0

Total:	$0	$619,075	$0	$619,075	$822,200	$0	$0

(1)
Mr. Wheeler held no shares of common stock on December 31, 2007.

        Additionally, the 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Wheeler's options that are outstanding on the date that immediately precedes the change of control will become immediately exercisable on that date. If a change of control occurred on December 31, 2007, Mr. Wheeler would have received additional vested options valued at $2,318,733, which amount represents the dollar amount we would have recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 6 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. See "Outstanding Equity Awards at Fiscal Year End" for information about Mr. Wheeler's unvested options at December 31, 2007.

  James N. Harger

        The following table shows the potential cash payments upon termination or a change of control of the company for our Senior Vice President, Marketing & Sales, James N. Harger. If we terminate Mr. Harger's employment without cause, or if Mr. Harger terminates his employment within one year of a change in control, he is entitled to a payment of 100% of his base salary, 100% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and medical and related benefits for one year. At December 31, 2007, Mr. Harger's annual base salary was $250,000 and his prior-year bonus was $118,125. If his employment is terminated for cause, we may repurchase all or a portion of our stock owned by him. If his employment is terminated because of death or disability, we must repurchase all of our stock owned by him.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death

Cash Severance Payment:	$0	$368,125	$0	$368,125	$552,188	$0	$0

Continuation of Medical/Welfare Benefits (present value):	$0	$9,632	$0	$9,632	$9,632	$0	$0

Retirement Benefit (present value):	$0	$0	$0	$0	$0	$0	$0

Repurchase of Common Stock(1)	$0	$0	$0	$0	$0	$5,065,511	$5,065,511

Total:	$0	$377,757	$0	$377,757	$561,820	$5,065,511	$5,065,511

(1)
Assumes a fair market value of $15.14 per share, the closing price of our common stock on December 31, 2007. Mr. Harger held 334,578 shares of common stock on December 31, 2007.

        Additionally, the 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Harger's options that are outstanding on the date that immediately precedes the change of control will become immediately exercisable on that date. If a change of control occurred on December 31, 2007, Mr. Harger would have received additional vested options valued at $2,531,267, which amount represents the dollar amount we would have recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 6 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. See "Outstanding Equity Awards at Fiscal Year End" for information about Mr. Harger's unvested options at December 31, 2007.

  Mitchell W. Pratt

        The following table shows the potential cash payments upon termination or a change of control of the company for our Senior Vice President, Engineering, Operations and Public Affairs, Mitchell W. Pratt. If we terminate Mr. Pratt's employment without cause, or if Mr. Pratt terminates his employment within one year of a change in control, he is entitled to a payment of 100% of his base salary, 100% of his previous year's bonus and payment of medical and related benefits for one year. If we terminate his employment without cause within one year of an acquisition or similar change in control, he is entitled to a payment of 150% of his base salary, 150% of his previous year's bonus and medical and related benefits for one year. At December 31, 2007, Mr. Pratt's annual base salary was $250,000 and his prior-year bonus was $118,125. If his employment is terminated for cause, we may repurchase all or a portion of our stock owned by him. If his employment is terminated because of death or disability, we must repurchase all of our stock owned by him.

Benefit and Payments Upon Separation	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Voluntary Termination within One Year of a Change in Control	Termination Without Cause within One Year of Change in Control	Termination Due to Disability	Termination Due to Death

Cash Severance Payment:	$0	$368,125	$0	$368,125	$552,188	$0	$0

Continuation of Medical/Welfare Benefits (present value):	$0	$9,632	$0	$9,632	$9,632	$0	$0

Retirement Benefit (present value):	$0	$0	$0	$0	$0	$0	$0

Repurchase of Common Stock(1)	$0	$0	$0	$0	$0	$668,128	$668,128

Total:	$0	$377,757	$0	$377,757	$561,820	$668,128	$668,128

(1)
Assumes a fair market value of $15.14 per share, the closing price of our common stock on December 31, 2007. Mr. Pratt held 44,130 shares of common stock on December 31, 2007.

        Additionally, the 2006 Equity Incentive Plan provides that in the event of a "change in control," all of Mr. Pratt's options that are outstanding on the date that immediately precedes the change of control will become immediately exercisable on that date. If a change of control occurred on December 31, 2007, Mr. Pratt would have received additional vested options valued at $2,106,199, which amount represents the dollar amount we would have recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 6 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. See "Outstanding Equity Awards at Fiscal Year End" for information about Mr. Pratt's unvested options at December 31, 2007.

  Barclay F. Corbus

        Pursuant to his employment agreement, Mr. Corbus is an "at will" employee and may be terminated by us at any time, with or without cause. Mr. Corbus is not entitled to any cash severance or other cash payments in connection with a termination of his employment with our company and/or a change in control in our company. However, the 2006 Equity Incentive Plan provides that in the event of a "change in control", all of Mr. Corbus's options that are outstanding on the date that immediately precedes the change of control will become immediately exercisable on that date. If a change of control occurred on December 31, 2007, Mr. Corbus would have received additional vested options valued at $2,329,544, which amount represents the dollar amount we would have recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 6 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. See "Outstanding Equity Awards at Fiscal Year End" for information about Mr. Corbus's unvested options at December 31, 2007.

Overview of Director Compensation

        We use cash and stock based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties to our company as well as the skill level required by our members of the board.

  Cash Compensation Paid to Board Members

        For the fiscal year ended December 31, 2007, members of our board (other than the Chairman of the Board) who were not employees of the company were entitled to receive an attendance fee for board meetings of $5,000 per meeting. Our Chairman of the Audit Committee received an additional $2,500 per meeting. For meetings after September 2007, members of our board who are not employees of the Company will receive an attendance fee of $10,000 per meeting. Generally, board members do not receive attendance fees for meetings conducted telephonically. Our Chairman of the Board received a flat rate of $5,000 per month as consideration for his position, which amount was intended to include his attendance fees. In 2008, the Chairman of the Board will continue to receive a flat rate of $5,000 per month and will also receive an additional $7,500 per quarter to be awarded in shares of common stock (rounded down to the nearest share) on the last business day of each quarter. These amounts are intended to include his attendance fees. Directors who are our employees receive no additional compensation for their services as directors.

  Stock Based Incentive Compensation

        From time to time, we award stock options to directors who are not employees and who are not large stockholders or affiliated with large stockholders. The determination of which directors receive awards and the amount of these awards is discretionary. See footnote (2) to the Director Compensation table below for information about the options held by our directors at December 31, 2007.

Director Compensation

        The table below summarizes the compensation we paid to directors who are not employees of our company for the fiscal year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash ($)		Option Awards ($)(2)(3)	All Other Compensation ($)		Total ($)

Warren I. Mitchell, Chairman	60,000	(4)	95,573	2,713	(5)	158,286

David R. Demers	20,000		—	—		20,000

John S. Herrington	20,000		95,573	—		105,573

James C. Miller, III	27,500		72,572	—		100,072

Boone Pickens	20,000		—	—		20,000

Kenneth M. Socha(6)	20,000		—	—		20,000

    (1)
    Andrew J. Littlefair, our President and Chief Executive Officer, is not included in this table because he is an employee of the company and thus receives no additional compensation for his services as a director. The compensation received by Mr. Littlefair as an employee of the company is shown in the Summary Compensation Table above.

    (2)
    On May 24, 2007, Messrs. Mitchell and Herrington each were granted 80,000 stock options with a fair value of $536,800 per grant calculated under SFAS No. 123(R), and Mr. Miller was granted 60,000 stock options with a fair value of $402,600 calculated under SFAS No. 123(R). On December 12, 2007, Messrs. Mitchell, Herrington and Miller each were granted 25,000 stock options, with a fair value of $210,750 per grant. We granted no awards to our directors in 2006 and awards we granted to our directors before 2006 were fully vested prior to 2006. As of December 31, 2007, Messrs. Mitchell, Herrington and Miller had the following options fully vested and outstanding: (i) Mr. Mitchell held an option to purchase 160,000 shares at an exercise price of $2.96 per share, and an option to purchase 26,667 shares at an exercise price of $12.00 per share; (ii) Mr. Herrington held an option to purchase 20,000 shares at an exercise price of $2.96 per share, and an option to purchase 26,667 shares at an exercise price of $12.00 per share; and (iii) Mr. Miller held an option to purchase 20,000 shares at an exercise price of $12.00 per share. Messrs. Demers, Pickens and Socha held no options at December 31, 2007.

    (3)
    The amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes with respect to fiscal 2007 (for awards made both in and before fiscal 2007), disregarding an estimate of forfeitures related to service-based vesting conditions, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," or SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see note 6 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

    (4)
    As compensation for serving as Chairman of the Board, Mr. Mitchell received a flat rate of $5,000 per month in 2007, which amount includes his attendance fees.

    (5)
    Attributable to personal use of a company-provided natural gas vehicle (as calculated in accordance with Internal Revenue Service Guidelines) and related natural gas fuel.

    (6)
    All fees received by Mr. Socha were remitted to Perseus, LLC, in accordance with an agreement between Mr. Socha and Perseus, LLC.

Stock Incentive Plans

2002 Stock Option Plan

        Our board of directors adopted our 2002 Stock Option Plan, or 2002 Plan, in December 2002. Our stockholders approved the plan and all material amendments. Upon the closing of our initial public offering, the share reserve available for grant under the 2002 Plan was cancelled; and all new grants will be made under our 2006 Equity Incentive Plan, or 2006 Plan, described below. If any outstanding option under the 2002 Plan expires or is cancelled, the shares allocable to the unexercised portion of that option will be added to the share reserve under the 2006 Plan and will be available for grant under the 2006 Plan.

        Administration.    The 2002 Plan may be administered by the board of directors or a committee of the board of directors. In the case of options intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Code. The administrator has the authority, in its sole discretion:

  •
  to determine the fair market value of the common stock,

  •
  to determine the terms and conditions of any options, including exercise price, the method of payment of the exercise price, term, vesting and whether the option is a non-statutory stock option or an incentive stock option,

  •
  to reduce the exercise price of any option to the then current fair market value if the fair market value of the optioned stock has declined since the date of grant of that option,

  •
  to delegate to others responsibilities to assist in administering the 2002 Plan, and

  •
  to construe and interpret the terms of the 2002 Plan and option agreements and other documentation related to the 2002 Plan.

        Eligibility.    Effective upon the closing of our initial public offering, we may no longer grant new options under the 2002 Plan.

        Options.    With respect to options intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

        Unless the administrator determines otherwise, unvested shares typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant's service with us for any reason, including death or disability.

        Adjustments upon change in control.    The 2002 Plan provides that in the event of a "change in control," our company and the successor corporation, if any, may agree:

  •
  that all options outstanding on the date that immediately precedes the change of control will become immediately exercisable on that date, with the 2002 Plan terminating upon the date of the change of control (with 21 days prior written notice to the optionees),

  •
  to terminate the 2002 Plan and cancel all outstanding options effective as of the date of the change of control, and either (1) provide 21 days prior written notice to optionees so that the optionees can exercise options that are otherwise exercisable at that time, (2) replace such options with comparable options in the successor corporation or parent thereof, or (3) deliver to each optionee the difference between the fair market value of a share on the date of the change of control and the exercise price of the optionee's option, multiplied by the number of shares underlying the option, or

  •
  that the successor corporation or its parent will assume the 2002 Plan and all outstanding options effective as of the date of the change of control.

        Amendment and termination.    The administrator has the authority to amend, suspend or discontinue the 2002 Plan, subject to the approval of the stockholders in the case of certain amendments. No amendment, suspension or discontinuation will impair the rights of any option, unless agreed to by the optionee.

2006 Equity Incentive Plan

        Our 2006 Equity Incentive Plan, which we refer to as the 2006 Plan, was adopted in December 2006 by our board of directors and stockholders and became effective upon the closing of our initial public offering. Under the 2006 Plan, 6,390,500 shares of common stock were initially authorized for issuance. The number of shares reserved for issuance under the 2006 Plan increases automatically, without the need for further board or stockholder approval, on the first day of each of our fiscal years (up through January 1, 2016) by the lesser of (1) 1,000,000 shares, (2) 15% of our outstanding common stock on the last day of the immediately proceeding fiscal year, or (3) such lesser number of shares as may be determined by the board of directors. On each of January 1, 2007 and January 1, 2008, the number of authorized shares under the 2006 Plan was increased by 1,000,000 shares.

        If any outstanding option under the 2002 Plan expires or is cancelled, the shares allocable to the unexercised portion of that option will be added to the share reserve under the new 2006 Plan and will be available for grant under the 2006 Plan.

        Share limit.    No participant in the 2006 Plan can receive option grants, stock appreciation rights or stock awards for more than 2,000,000 shares total in any calendar year, or for more than 4,000,000 shares total in connection with the participant's initial service.

        Administration.    The 2006 Plan will be administered by our board of directors or the compensation committee of the board. The administrator has the authority, in its sole discretion:

  •
  to select the recipients to whom options, stock awards, stock appreciation rights and cash awards may, from time to time, be granted under the 2006 Plan,

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  to determine whether and to what extent options, stock awards, stock appreciation rights and cash awards are granted under the 2006 Plan,

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  to determine the number of shares that are covered by options, stock awards, stock appreciation rights grants and the terms of such agreements,

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  to determine the terms and conditions of any options, stock awards and stock appreciation rights, including exercise price, the method of payment of the exercise price, term, vesting and whether the option is a non-statutory stock option or an incentive stock option, and

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  to construe and interpret the terms of the 2006 Plan and agreements and other documentation related to the 2006 Plan.

        Eligibility.    The 2006 Plan provides for the grant of options to purchase shares of common stock, stock awards, stock appreciation rights and cash awards. ISOs may be granted only to employees. Nonstatutory stock options and other stock based awards may be granted to employees, non-employee directors, advisors and consultants.

        Vesting.    Under the 2006 Plan, we expect that options (other than the initial option grants) granted to optionees will generally vest over three years, at a rate of 33%, 33%, and 34% per year, respectively, if the optionee is then in service to the company.

        Adjustments upon change in control.    The 2006 Plan provides that in the event of a "change in control," all awards outstanding on the date that immediately precedes the change of control will become immediately exercisable on that date, unless otherwise expressly provided in the award document.

        Amendment and termination.    The plan terminates 10 years after its initial adoption, unless earlier terminated by the board. The board of directors or the compensation committee may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

Special Stock Option

        As of December 31, 2007, we also had 25,000 shares subject to a special stock option issued outside of the 2002 Plan and the 2006 Plan to a consultant at an exercise price of $3.86 per share. The option fully vested upon the closing of our initial public offering.

Equity Compensation Plan Information

        The following table provides information about our equity compensation plans at December 31, 2007.

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))

Equity compensation plans approved by our stockholders	6,528,036	$9.39	780,250

Equity compensation plans not approved by our stockholders(1)	25,000	$3.86	0

Total	6,553,036	$9.37	780,250

(1)
Represents shares subject to a special stock option issued to a consultant in May 2006.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

        The audit committee oversees our financial reporting process on behalf of the board of directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles. The audit committee operates pursuant to a charter that is available on our website at www.cleanenergyfuels.com.

        In performing its responsibilities, the audit committee has reviewed and discussed, with management and KPMG LLP, our independent registered public accounting firm, the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007. The audit committee has also discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards 61, "Communications with Audit Committees."

        Pursuant to Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," the audit committee received written disclosures and the letter from KPMG LLP, and discussed with KPMG LLP their independence.

        Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Clean Energy Fuels Corp. be included in the company's annual report on Form 10-K for the year ended December 31, 2007.

Dated: April 4, 2008	Audit Committee:
James C. Miller III, Chairman
David R. Demers
John S. Herrington

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following is a description of transactions since January 1, 2005 to which we have been a party, in which the amount involved exceeds $120,000 in any fiscal year and in which any of our directors, executive officers or holders of more than five percent of our stock had or will have a direct or indirect material interest. This does not include employment compensation or compensation for board of directors service, which are described elsewhere in this proxy statement.

        It is our policy that all related party transactions, as defined in Item 404 of Regulation S-K, must be reviewed and approved by our audit committee, in accordance with NASDAQ Marketplace Rule 4350(h). When evaluating such transactions, our audit committee focuses on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arms-length basis from an unaffiliated third party. The policies and procedures for approving related party transactions are set forth in our audit committee charter, which was adopted in September 2006. Beginning in September 2006, all related party transactions were approved in accordance with our audit committee charter. Before September 2006, all related party transactions were approved by our board of directors, with any interested director abstaining from the vote.

Relationship with BP Capital L.P.

        Boone Pickens, our largest stockholder and a member of our board of directors, is a principal of BP Capital L.P., a firm which provides us advice in connection with our natural gas acquisitions and derivative activities. Under an advisory agreement, we paid BP Capital $10,000 a month for energy market advice and a commission equal to 20% of our realized gains net of realized losses during a calendar year relating to the purchase and sale of natural gas futures contracts and other natural gas derivative transactions. BP Capital remitted realized net gains to us, less its applicable commissions, on a monthly basis. Losses relating to the purchase and sale of natural gas futures contracts were not used to offset gains in past or future years for purposes of calculating the 20% commission. During 2005, 2006 and 2007, we paid BP Capital approximately $11.7 million, $2.4 million and $120,000, respectively, in commissions and fees related to our natural gas trading activities. BP Capital has no discretion to enter into transactions on our behalf without the consent of our derivative committee. In March 2007, we amended our agreement with BP Capital, L.P. to remove the 20% commission described above.

Revolving Line of Credit with Boone Pickens

        In August 2006, we entered into a $50 million unsecured revolving line of credit with Boone Pickens, which allowed us to borrow and repay up to $50 million in principal at any time prior to the maturity of the note on August 31, 2007. This line of credit was increased to $100 million in November 2006. In December 2006, Mr. Pickens cancelled all amounts owing under this line of credit (approximately $69.7 million) in connection with an obligation transfer and securities purchase agreement. For more information about this agreement, see "—Obligation Transfer and Securities Purchase Agreement with Boone Pickens" below. The line of credit was terminated in December 2006.

Obligation Transfer and Securities Purchase Agreement with Boone Pickens

        In December 2006, pursuant to an obligation transfer and securities purchase agreement between us and Boone Pickens, Mr. Pickens cancelled all amounts owed under our line of credit with Mr. Pickens (approximately $69.7 million), and assumed all of our outstanding futures contracts, together with all associated liabilities and obligations (approximately $78.7 million), in exchange for (1) the issuance to Mr. Pickens of a five year warrant to purchase up to 15,000,000 shares of our common stock at a purchase price of $10.00 per share (which warrant was valued at $80.9 million) and (2) the assignment to Mr. Pickens of any refunds of margin deposits from Sempra Energy Trading Corp. (Sempra) that were made using money borrowed under the line of credit. At the time of assumption, we had made payments totaling $83.1 million to Sempra to satisfy excess margin calls related to the contracts assumed by Mr. Pickens. Per the terms of the agreement, we received our initial margin deposits related to such contracts (approximately $9.5 million), as well as excess margin deposits related to such contracts that were funded by us (approximately $13.4 million), and Mr. Pickens received all margin deposits related to such contracts that were funded using the line of credit (approximately $69.7 million).

Guarantee by Boone Pickens

        In March 2006, Boone Pickens gave Sempra a personal guarantee covering all of our obligations to Sempra relating to our natural gas derivative activities. During 2004, 2005 and 2006, we purchased all of our futures contracts from Sempra. We did not pay Mr. Pickens any consideration for this guarantee. Mr. Pickens' guarantee, while in place, only covered our payment obligations to Sempra. The guarantee did not protect us against losses from derivative activities, and in the event Mr. Pickens was required to make a payment on the guarantee, we were obligated to reimburse Mr. Pickens for his payment. Mr. Pickens cancelled his guarantee with Sempra effective March 7, 2007.

Registration Rights Agreement

        We are party to a registration rights agreement with Boone Pickens, Perseus ENRG Investment, L.L.C., and Westport Innovations Inc. Under this agreement, these stockholders are entitled to certain registration rights with respect to their shares of our common stock held by them.

        The registration rights agreement was amended in May 2007 to grant registration rights to (1) Madeleine Pickens, a 5% stockholder and wife of Boone Pickens, (2) certain stockholders who purchased or otherwise received shares from Boone Pickens, and (3) certain stockholders who are employees and directors of the company, including James N. Harger, John S. Herrington, Andrew J. Littlefair, Warren I. Mitchell, Mitchell W. Pratt and Richard R. Wheeler. The rights granted to the aforementioned persons pursuant to the amendment expired upon the closing of our initial public offering of common stock, except for certain indemnification rights relating to liabilities that may arise from such offering.

Indemnification Agreements

        Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and officers that require us to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys', witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be made a witness or a party by reason of (1) the fact that such person is or was a director, officer, employee or agent of our company or its subsidiaries, whether serving in such capacity or otherwise acting at the request of our company or its subsidiaries, and (2) anything done or not done, or alleged to have been done or not done, by such person in that capacity. The indemnification agreements also require us to advance expenses incurred by directors and officers within 20 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and officers are entitled to indemnification under the agreements, and that we have the burden of proof to overcome that presumption in reaching any contrary determination. We are not required to provide indemnification under the agreements for certain matters, including: (1) indemnification beyond that permitted by Delaware law;

(2) indemnification for liabilities for which the officer or director is reimbursed pursuant to such insurance as may exist for such person's benefit; (3) indemnification related to disgorgement of profits under Section 16(b) of the Exchange Act; (4) in connection with certain proceedings initiated against us by the director or officer; or (5) indemnification for settlements the director or officer enters into without our written consent. The indemnification agreements require us to maintain directors' and officers' insurance in full force and effect while any director or officer continues to serve in such capacity, and so long as any such person may incur costs and expenses related to legal proceedings as described above.

Sales of Common Stock

        The following table summarizes sales by us of our common stock since January 1, 2005 to our executive officers, directors and holders of more than 5% of our common stock, other than pursuant to compensatory arrangements. For a more detailed description of ownership, see "Security Ownership of Certain Beneficial Owners and Management."

Name	Date of issuance	Number of shares		Purchase price per share
Perseus ENRG Investment, L.L.C.	May 2005	337,838	(1)	$2.96
Boone Pickens and related family trust	May 2005	2,027,027	(1)	$2.96
Perseus ENRG Investment, L.L.C.	November 2005	337,838	(1)	$2.96
Boone Pickens	November 2005	2,027,027	(1)	$2.96
Perseus ENRG Investment, L.L.C.	February 2006	1,013,513	(1)	$2.96
Boone Pickens	April 2006	6,081,081	(1)	$2.96
Boone Pickens and related family trust	April 2006	1,179,953	(2)	$3.41

(1)
These shares were purchased pursuant to Equity Option Agreements dated April 8, 2005 between us and these investors. Under the Equity Option Agreements, Mr. Pickens and his affiliates agreed to purchase up to $30,000,000 of shares of common stock and Perseus ENRG Investment, L.L.C. agreed to purchase up to $5,000,000 of shares of common stock, in each case only pursuant to capital calls approved by our board of directors.

(2)
These shares were purchased upon the conversion of secured convertible promissory notes issued in connection with our acquisition of Pickens Fuel Corp. in June 2001. The shares were issued at a conversion rate specified in the secured promissory notes ($3.41 per share).

Secured Promissory Note with Perseus 2000, LLC

        In July 2002, Blue Energy & Technologies, L.L.C. executed a secured promissory note in favor of Perseus 2000, LLC in the original principal amount of $500,000. Kenneth M. Socha, a director of our company, is a Senior Managing Director at Perseus. In December 2002, we assumed this note in connection with our acquisition of Blue Energy. The note bore interest at 12.5% and was secured by substantially all of the assets of Blue Energy, other than six LNG tanker trailers that served as collateral for a separate note. In 2004, the note was amended to extend the demand date to any time after January 1, 2006. We repaid this note in full in July 2006.

Reimbursement Payment from Perseus ENRG Investment, L.L.C.

        In January 2008, Perseus ENRG Investment, L.L.C. agreed to reimburse us for $144,000 of expenses we incurred on behalf of Perseus and other selling stockholders in connection with preparatory work for a proposed secondary offering of common stock that ultimately did not move forward due to market conditions in late 2007. Kenneth M. Socha, a director of our company, is Senior Managing Director of Perseus ENRG Investment, L.L.C.

Transactions with Westport Innovations, Inc.

Agreement Regarding Acquisition, Conversion and Sale of Vehicles

        On July 21, 2006, we entered into an Agreement Regarding Acquisition, Conversion and Sale of Vehicles (Vehicle Agreement) with Inland Kenworth, Inc. (Inland), Westport Innovations Inc. and Westport Fuel Systems Inc., its wholly-owned subsidiary (together, Westport). David Demers, a director of our company until April 2008, serves as chief executive officer and a director of Westport Innovations Inc.; Andrew Littlefair, our chief executive officer, is a director of Westport; Kenneth M. Socha, a director of our company, was formerly a director of Westport; and Boone Pickens, a director and the largest stockholder of our company, is a stockholder of Westport.

        Pursuant to the Vehicle Agreement, Inland agreed to purchase up to 125 diesel tractors from Kenworth Truck Company (Kenworth), which Westport agreed to convert to operate on LNG. We guaranteed and agreed to pay to Inland the full vehicle purchase price (roughly $95,000 each, plus sales tax and licensing charges) for each vehicle that remained unsold and not purchased by a third-party purchaser within 180 days from the date such vehicle was delivered to Inland by Kenworth (the sale period). Concurrently with the signing of the Vehicle Agreement, we paid Inland $500,000 as a deposit to secure our performance under the agreement, and we also agreed to make interim payments to Inland to support our guaranty to purchase any unsold vehicles (for each vehicle delivered to Inland, 25% of the full vehicle purchase price at the time of delivery). Upon the expiration of the sale period with respect to any vehicle, we must either purchase the vehicle or instruct Inland to sell the vehicle. We do not take title to a vehicle under the agreement unless we elect to purchase it.

        On July 15, 2007, we entered into a First Amendment to the Vehicle Agreement with Inland and Westport, pursuant to which the length of the sale period for unsold vehicles was extended from 180 days to 365 days. Concurrently with the signing of the amendment, we also agreed to make an additional interim payment to Inland in the amount of $2.9 million to support our guaranty to purchase any unsold vehicles ($60,000 for each of the 48 unsold vehicles at that time).

Deposit Agreements

        To ensure that a ready supply of LNG-powered vehicles would be available for fleet customers in connection with the Clean Truck Program initiated by the Ports of Los Angeles and Long Beach, we agreed to advance to Westport a total of $6,000,000 to facilitate the production of LNG fuel systems for installation in such vehicles, in accordance with the deposit agreements described below.

        On November 30, 2007, we entered into Deposit Agreement No. 1 with Westport. Under this agreement, we agreed to advance to Westport a deposit of $4,000,000 for the purpose of financing the establishment and maintenance of LNG fuel systems for subsequent installation in the vehicles to be purchased by Inland under the Vehicle Agreement. The deposit does not bear interest, and Westport is only obligated to repay such deposit (1) as each LNG fuel system incorporated into a vehicle is sold to a customer (Westport will separately invoice customers), or (2) if there is a specified event of default, such as Westport going bankrupt or failing to remit to us a payment when an LNG fuel system incorporated into a vehicle is sold. To the extent an LNG fuel system incorporated into a tractor is not sold within 24 months of the effective date of the agreement (or such other time period as is agreed by both us and Westport), Westport is not obligated to repay any of the deposit with respect to such LNG fuel system.

        On December 13, 2007, we entered into Deposit Agreement No. 2 with Westport. Under this agreement, we agreed to advance to Westport a deposit of $2,000,000 for the purpose of financing the establishment and maintenance of LNG fuel systems for subsequent installation in the vehicles to be purchased by Inland under the Vehicle Agreement. The deposit does not bear interest, and Westport is only obligated to repay such deposit (1) as each LNG fuel system incorporated into a vehicle is sold to a customer (Westport will separately invoice customers), or (2) if there is a specified event of default, such as Westport going bankrupt or failing to remit to us a payment when an LNG fuel system incorporated into a vehicle is sold. To the extent an LNG fuel system incorporated into a tractor is not sold within 24 months of the effective date of the agreement (or such other time period as is agreed by both us and Westport), Westport is not obligated to repay any of the deposit with respect to such LNG fuel system.

Other Transactions

  •
  In April 2006, we agreed to purchase two LNG fuel systems from Westport for a total of $199,000.

  •
  In April 2007, we agreed to purchase five LNG fuel systems from Westport for a total of $400,000.

  •
  In June 2007, we agreed to purchase 20 LNG fuel systems from Westport for a total of $1,600,000.

  •
  In 2007, we leased one LNG delivery system from Westport and paid a total of $36,000 in related rental payments.

OTHER MATTERS

        We know of no other matters to be submitted at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares that they represent in accordance with their judgment.

        For further information about Clean Energy Fuels Corp., please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2007 which accompanies this proxy statement. Our annual report on Form 10-K was filed with the SEC on March 19, 2008 and is publicly available on our website at http://investors.cleanenergyfuels.com/SEC.cfm. You may also obtain a copy by sending a written request to Investor Relations, Clean Energy Fuels Corp., 3020 Old Ranch Parkway, Suite 200, Seal Beach, California, 90740.

By order of the Board of Directors,

MITCHELL W. PRATT Corporate Secretary

Clean Energy Fuels Corp.

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on May 28, 2008.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/CLNE
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals—The Board of Directors recommends a vote FOR all nominees for director listed in Proposal 1 and a vote FOR Proposal 2.
1.	Election of Directors:	01—Andrew J. Littlefair	02—Warren I. Mitchell	03—John S. Herrington	04—James C. Miller III
		05—Boone Pickens	06—Kenneth M. Socha	07—Vincent C. Taormina
☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07
☐	For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐
		For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
B Non-Voting Items Change of Address—Please print new address below.
C  Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

2008 Proxy—Clean Energy Fuels Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Warren I. Mitchell and Andrew J. Littlefair, or either of them, with power of substitution to each, to vote all shares of common stock which I have power to vote at the annual meeting of stockholders of Clean Energy Fuels Corp. to be held on Wednesday, May 28, 2008 at 1:00 p.m., or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the annual meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

If you vote by phone or Internet, please do not mail your proxy card.

(CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

Thank You For Voting

QuickLinks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS